Exhibit 10.33

April 11th, 2024

Cesar Lopez

Key Mining Corp.

701 Brickell Ave.

Miami, Florida 33131

Re: Letter Agreement Between Kingdom Building, Inc. (“KBI”) and Key Mining Corp. (the “Company”) for After-Market Investor Relations Services

Dear Mr. Lopez,

KBI believes that our knowledge, expertise and experience in the areas of corporate finance, M&A and corporate relations would benefit the Company. Following our recent conversations, we are pleased to offer the investor relations and post-IPO market services to the Company pursuant to the following letter agreement (“Agreement”) as outlined below:

1. Scope of Engagement. KBI is hereby engaged by the Company to provide Investor Relations services described in Exhibit A (the “Services”).

1.1. KBI will be available during regular business hours to render the Services. The Services will be provided by KBI principals Ted Haberfield and Dallas Salazar.

1.2. KBI shall render such services to the Company as an independent contractor, and not as an employee. All Services rendered by KBI on behalf of the Company shall be performed to the best of KBI’s ability in concert with the overall business plan of the Company and the goals and objectives of the Company’s management and board of directors.

1.3. The Company understands that KBI is not a broker-dealer and as such will not act as an underwriter or placement agent in connection with any merger, acquisition or financing transaction, nor will KBI be paid transaction-based fees for the Services provided hereunder.

2. Fees. The Company hereby agrees to pay KBI the following amounts (collectively, the “Fees”):

2.1. Retainer. A one-time, non-refundable fee to KBI of $100,000 due on or before June 15, 2024 (the “Retainer”). If this Agreement is terminated for any reason on or before May 14, 2024, the Company shall have no obligation to pay any portion of the unpaid Retainer.

2.2. Equity.

2.2.1. The Company will issue a total of 707,943 shares (the “Shares”) of the Company’s common stock (equal to 2.9% of the Company’s fully diluted and outstanding shares of common stock as of the date of this Agreement) subject to the vesting provisions set forth below.

(a) Subject to the provisions of Section 2.2.2(b) hereof, the Shares shall vest as of the date(s) set forth below:

Vesting Date	Number of Shares
May 15, 2024	176,985
September 15, 2024	176,986
January 15, 2025	176,986
May 15, 2025	176,986

There shall be no proportionate or partial vesting in the periods prior to each vesting date and all vesting shall occur only on the appropriate vesting date.

(b) If this Agreement is terminated for any reason on or before May 14, 2024, all Shares shall be immediately forfeited upon such termination. If the Company terminates this Agreement on or after May 15, 2024 other than for Cause (as defined below), the Shares shall continue to vest in accordance with the vesting schedule set forth in Section 2.2.1(a). If this Agreement is terminated for Cause after May 15, 2024, all unvested Shares shall be forfeited. For purposes of this Agreement, “Cause” means (i) misconduct by KBI to the material detriment of the Company; (ii) KBI’s commission of any act of fraud, misappropriation or dishonesty relating to or involving the Company in any material way; or (iii) the conviction or indictment of Dallas Salazar and/or Ted Haberfield, or a plea of nolo contendere by Dallas Salazar and/or Ted Haberfield, to any felony or any crime involving moral turpitude.

(c) All unvested Shares shall bear an appropriate legend restricting the transfer of such Shares pursuant to this Agreement. When Shares become vested, the Company shall remove any transfer legends except any legends required by U.S. or state securities laws.

(d) KBI shall be entitled to receive all dividends and other distributions paid with respect to the Shares, provided that any such dividends or other distributions will be subject to the same vesting requirements as the underlying Shares and shall be paid, if at all, at the time the Shares become vested pursuant to Section 2.2.1(a). No dividends may be paid with respect to Shares that are forfeited. KBI may exercise full voting rights with respect to the Shares issued hereunder.

(e) All of the Shares, when vested in accordance with Section 2.2.1(a), shall be deemed earned, fully paid, and non-forfeitable.

(f) KBI acknowledges that the Shares have not been registered under the Securities Act of 1933, as amended (the “1933 Act”), or any state securities laws and must be held indefinitely unless subsequently registered under the 1933 Act and/or applicable state securities laws or pursuant to an available exemption from, or in a transaction not subject to, the registration requirements of the 1933 Act and in accordance with application state securities laws.

The Shares shall bear the following legend (or a similar legend to the effect):

THE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE, AND SUCH SECURITIES MAY NOT BE SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS SUCH SECURITIES HAVE BEEN SO REGISTERED UNDER THE ACT OR THE COMPANY SHALL HAVE RECEIVED AN OPINION OF COUNSEL WHICH IS IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE COMPANY TO THE EFFECT THAT REGISTRATION OF SUCH SECURITIES FOR PURPOSES OF TRANSFER, PLEDGE OR HYPOTHECATION IS NOT REQUIRED UNDER THE ACT OR THE SECURITIES LAWS OF ANY STATE.

(g) Notwithstanding any provision in this Agreement to the contrary, the Company shall not have any obligation to pay any Fees or other payment to in connection with any offer or sale of securities or otherwise (and shall not have any indemnification or other obligations under this Agreement), unless such payment complies with all applicable federal and state securities laws and regulations (including, without limitation, the laws and regulations of the United States Securities and Exchange Commission and the Financial Industry Regulatory Authority, Inc.)

3. Termination of Prior Consulting Agreement. As of the date first written above, the Company and KBI hereby terminate the Consulting Agreement dated December 30, 2023 as last amended March 26, 2024 (the “Consulting Agreement”) between the Company and KBI. The Parties do not have any remaining liability or continuing obligation thereunder, except for the provisions of the Consulting Agreement that specifically survive termination, which shall remain in full force and effect.

4. Term; Termination.

4.1. Term. The initial term of this Letter Agreement shall be for a period of fourteen (14) months commencing on the date hereof (the “Term”).

4.2. Termination. On or before May 14, 2024, either party may terminate this Agreement, for any reason, effective immediately upon written notice to the other party. On or after May 15, 2024, and for the remainder of the Term, either party may terminate this Agreement by delivering fifteen (15) days advance written notice to the other party.

Upon termination of this Agreement, all obligations of the parties hereto shall cease, except as provided herein. The confidentiality provisions of this Agreement contained in Section 7 shall continue in effect for a period of two (2) years from termination.

5. Expenses. All ordinary and necessary out-of-pocket expenses incurred by KBI in connection with the performance of services hereunder shall be reimbursed to KBI by the Company in accordance with the Company’s policies for reimbursing expenses, provided that such expenses shall have been approved by an officer of the Company in advance and that KBI shall submit such written evidence of such expenses as may be reasonably required.

6. Indemnity. The Company hereby agrees to indemnify and holds harmless KBI, its agents, representatives, employees, partners and independent contractors for any losses, damages or expenses that may be incurred by KBI as a result of any breach by the Company of any covenant, agreement, representation or warranty made hereunder or any other loss, damage, attorney’s fees, costs or expenses incurred by KBI resulting from the breach by the Company of its obligations hereunder.

7. Confidentiality. The parties acknowledge that, during the course of this Agreement, each of the parties may have access to information that is of a confidential and proprietary nature to the other. Each of the parties further acknowledges that disclosure of such information could cause irreparable harm to the Company or KBI that would not be compensable by money damages.

Except as required by law or court order, KBI will keep confidential any Confidential Information (as defined below) and KBI shall not at any time directly or indirectly disclose or permit to be disclosed any such Confidential Information to any person, firm, or corporation or other entity, or use the same in any way without the prior written permission of the Company. KBI acknowledges and agrees that breach of these Confidentiality provisions by KBI and/or anyone employed by or otherwise associated with KBI may also constitute a violation of the Insider Trading Act and/or other securities and other laws unique to or about the Company.

“Confidential Information” means all non-public, proprietary or confidential information of the Company or its Affiliates in oral, visual, written, electronic, or other tangible or intangible form, whether disclosed before or after the date hereof and whether or not marked or designated as “confidential.” Confidential Information includes, without limitation: (i) all information concerning the Company’s or its Affiliates’, and their customers’, suppliers’ and other third parties’ past, present and future business affairs including, without limitation, finances, customer information, supplier information, products, services, organizational structure and internal practices, forecasts, sales and other financial results, records and budgets, and business, marketing, development, sales and other commercial strategies; (ii) the Company’s or its Affiliates’ unpatented inventions, ideas, methods and discoveries, trade secrets, know-how, unpublished patent applications and other confidential intellectual property, any third-party confidential information included with, or incorporated in, any information provided by the Company or its Affiliates to KBI or its representatives; (iii) the identification, nature, ownership, title and attributes of any of the Company’s or its Affiliates’ properties and the exploration for, extraction and selling of minerals and metals from any of the Company’s or its Affiliates’ properties; (iv) all data, records, reports, field notes, assay results, projections, geological models, geological, geophysical and geochemical surveys, sections, drill logs, calculations, resource estimates, maps, charts, photographs, samples and sample pulps, core, scoping, pre-feasibility and feasibility studies, financial projections, metallurgical studies, title documents and agreements, specifications, drawings designs, specifications, documentation, components, source code, object code, images, icons, audiovisual components and objects, schematics, drawings, protocols, processes, and other visual depictions, in whole or in part, of the foregoing; (v) all notes, analyses, compilations, reports, forecasts, studies, samples, data, statistics, summaries, interpretations and other materials prepared by or for the Company or its representatives that contain, are based on, or otherwise reflect or are derived from, in whole or in part, any of the foregoing.

Confidential Information will not include any Company information that: (i) was available to the public at the time it was disclosed to KBI; (ii) becomes available to the public subsequent to the time it was disclosed to KBI, through no breach hereof by KBI; (iii) was available to or in the possession of KBI (and can be demonstrated by KBI) at the time it was disclosed hereunder; or (iv) becomes available to KBI on a non-confidential basis from a source other than the Company (or on the Company’s behalf), provided that to the knowledge of KBI, such source is not subject to a legal, contractual or fiduciary obligation of confidentiality in favor of the Company with respect to such information.

A disclosure by KBI of Confidential Information either (a) in response to a valid order by a court or other governmental body or (b) otherwise required by law shall not be considered to be a breach of this Agreement by KBI or a waiver of confidentiality for other purposes; provided, however, KBI shall provide prompt prior written notice thereof to the Company to enable the Company to seek a protective order or otherwise prevent such disclosure.

Following the date that the Company shares are registered under the 1933 Act and the 1934 Act (the “Listing Event”), KBI acknowledges that the Company’s securities will be registered with the Securities and Exchange Commission pursuant to Section 12(b) of the 1934 Act and that the Company’s common stock will be publicly traded. KBI agrees that so long as KBI possesses material non-public information about the Company that may be considered material non-public information for purposes of the 1933 Act and the 1934 Act, and the rules and regulations promulgated thereunder, including Regulation FD, KBI shall not purchase or sell, in any way, shape or form (including, but not limited to, pursuant to a “hedging” transaction, whether or not such transaction involves the actual exchange of securities, or “short selling”), directly or indirectly, the Company’s securities, publicly or privately.

8. Obligations / Provision of Information.

8.1. Information. KBI agrees that all forecasts and financial projections are to be prepared solely by management of the Company and that KBI shall obtain the Company’s prior written approval (electronic mail being sufficient) for all content before distributing or otherwise disseminating any information or material relating to the Company to any person or a group that is not available in the public domain.

8.2. Authorization. The Company confirms and undertakes that it has all necessary powers and has obtained or will obtain all necessary authorizations, consents, and approvals, including approvals from the board of directors of the Company, validly and lawfully required to enter into this Agreement, to conduct business as, when, and where it intends, and to conduct any and all services contemplated hereunder. The entering into of this Agreement does not violate the bylaws of the Company or any other Agreement.

8.3. Accuracy. In performing its services hereunder, KBI shall be entitled to assume the accuracy and completeness of all financial and other information that may be furnished to KBI by the Company. KBI will not be responsible for independently verifying the accuracy and completeness of such information and the Company will review all materials prepared by KBI for factual accuracy.

8.4. Compliance. KBI will comply with all applicable securities and other laws, policies and regulations in carrying out its obligations hereunder. KBI agrees to indemnify and save harmless the Company from any losses, damages, attorney’s fees, costs or expenses that may be incurred by the Company as a result of any breach of any covenant, agreement, representation or warranty made hereunder.

9. Authorization. Except where the Company expressly instructs KBI otherwise, KBI is entitled to assume that instructions (whether or not in writing or orally communicated) have been properly authorized by the Company if they are given or purport to be given by an individual or person who is or purports to be and is reasonably believed by KBI to be a director, employee, authorized agent or representative of the Company.

10. Representations and Warranties. KBI hereby represents and warrants to the Company:

10.1. No Public Sale or Distribution. KBI is acquiring the Shares for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempted under the 1933 Act. KBI is acquiring the Shares hereunder in the ordinary course of its business. KBI does not presently have any agreement or understanding, directly or indirectly, with any person firm, or corporation or other entity. KBI is not a broker-dealer registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (the “1934 Act”), or an entity engaged in a business that would require it to be so registered as a broker-dealer.

10.2. Accredited Investor Status. At the time KBI was offered the Shares it was, at the date hereof it is, and on the date of the Shares are issued to the KBI it will be, an “accredited investor” as defined in Rule 501(a) under the 1933 Act.

10.3. Reliance on Exemptions. KBI understands that the Shares are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying upon the truth and accuracy of, and KBI’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of KBI set forth herein in order to determine the availability of such exemptions and the eligibility of KBI to acquire the Shares.

10.4. Information and Due Diligence Investigation. KBI and its advisors and representatives have done such due diligence and other investigation of the Company as KBI has determined, after consultation with its advisors and representatives, is appropriate in the circumstances. KBI and its advisors and representatives have been furnished with all documents, information and due diligence materials that have been requested by the KBI and/or its advisors and representatives.

10.5. Ability to Bear and Evaluate Risk of Investment. KBI understands that its investment in the Shares involves a high degree of risk and is able to afford a complete loss of such investment. KBI has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Shares.

10.6. No Governmental Review. KBI understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Shares or the fairness or suitability of the investment in the Shares nor have such authorities passed upon or endorsed the merits of the offering of the Shares.

10.7. Transfer or Resale. KBI understands that: (i) the Shares have not been and are not being registered under the 1933 Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless (A) such Shares are subsequently registered under the 1933 Act, (B) KBI shall have delivered to the Company an opinion of counsel, in form, scope and substance reasonably acceptable to the Company and its counsel, to the effect that such Shares to be sold, assigned or transferred may be sold, assigned or transferred pursuant to an exemption from such registration, or (C) KBI provides the Company with reasonable assurance that such Shares can be sold, assigned or transferred pursuant to Rule 144 or Rule 144A promulgated under the 1933 Act (or a successor rule thereto); and (ii) neither the Company nor any other person, firm, or corporation or other entity is under any obligation to register the Shares under the 1933 Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder.

10.8. General Solicitation. KBI is not purchasing the Shares as a result of any advertisement, article, notice or other communication regarding the Shares published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any general advertisement.

10.9. Experience of KBI. KBI has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Shares, and KBI has so evaluated the merits and risks of such investment. KBI is able to bear the economic risk of an investment in the Shares and, at the present time, is able to afford a complete loss of such investment.

11. Miscellaneous.

11.1. Assignment. This Agreement may not be assigned without the written consent of each of the parties hereto, such consent not to be unreasonably withheld. KBI may not subcontract any portion of the Services without the prior written consent of the Company.

11.2. Entire Agreement. This Agreement constitutes the entire understanding between the Company and KBI with reference to the subject matter hereof and supersedes any prior understandings and agreements related thereto, whether written or oral.

11.3. Severability. If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid by a court of competent jurisdiction, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those to which it is held invalid, shall not be affected thereby.

11.4. Currency. Unless otherwise specified in writing, all monies payable hereunder shall be paid in U.S. Dollars.

11.5. Notices. Any notice required hereunder to be given by either party shall be in writing and shall be delivered personally or sent by certified or registered mail, postage prepaid, or by private courier, with written verification of delivery, or by electronic transmission to the other party to the address or electronic mail address set forth below or to such other address or electronic mail address as either party may designate from time to time according to this provision.

To Kingdom Building, Inc. at:	To the Company at:
Attn: Ted Haberfield	Attn: Cesar Lopez
5055 Avenida Encinas Ste 130	701 Brickell Ave Suite 1550
Carlsbad, California 92008	Miami, Florida 33131
ted@kingdombuilding.biz	info@keyminingcorp.com

11.6. Affiliates. In the context of this letter and, in particular, the provisions of this Agreement regarding the nature of KBI’s engagement and Fees due to KBI hereunder, the Company shall be deemed to include the Company or any entity that controls, is controlled by, or is under common control with the Company (“Affiliates”) and, accordingly, all obligations of the Company hereunder shall be joint and several with its Affiliates.

11.7. Governing Law & Jurisdiction. This Agreement and all rights and obligations arising hereunder or in connection herewith are subject to and will be governed by and construed, performed and enforced in accordance with the laws of Florida, without regard to conflicts of laws, and the parties submit to the exclusive jurisdiction of the courts located Miami, Florida, for resolution of any disputes arising hereunder.

11.8. Acknowledgments. The Company acknowledges that KBI:

11.8.1. is not providing any legal, accounting, or tax advice to the Company or any other person;

11.8.2. is acting as an independent contractor to provide the services described herein, and that no employment, partnership, joint venture, or fiduciary relationship has been created by this Agreement;

11.8.3. is not responsible for advising the Company in respect of any applicable laws and regulations, and the Company undertakes to obtain appropriate advice in respect of all other laws and regulations which may be applicable in any relevant jurisdiction and promptly to communicate that advice to KBI insofar as the same is relevant to the carrying out of its services hereunder; and

11.8.4. Neither party will incur any liability to the other party in respect of any breach of applicable laws or regulations where such party has acted in good faith in accordance with qualified legal advice.

[Signature page follows]

If the foregoing accurately reflects the agreement reached between the parties, please sign, and return the attached copy of this Agreement to indicate your consent and acceptance of its terms, effective as of the date first set forth above.

Truly Yours,

KINGDOM BUILDING, INC.

By:	/s/ Ted Haberfield
Name:	Ted Haberfield
Title:	CEO

Accepted and agreed to as of the date first written above:

KEY MINING CORP.

By:	/s/ Cesar Lopez
Name:	Cesar Lopez
Title:	CEO

EXHIBIT A

DESCRIPTION OF SERVICES

The following is a description of services to be provided to the Company and is intended as a general guide and outline of the Services. Services may be changed based upon the Company’s needs.

I. Strategic Consulting

KBI will provide investor and consulting services with respect to positioning the Company’s equity in the public markets, media relations and placements, proper disclosure policies, communications strategy, financing strategy, assessment of public market reaction to proposed M&A or other major shifts in company strategy.

II. Market Work

Following the Listing Event, the goal is to create as much visibility/buying as possible of the Company’s equity in the public markets. The following is a list of services that will provide to the Company to present its story to the street.

KBI will work with the Company to create calendar of events and timing for the Services and will leverage its network and experience to the benefit of the Company.

KBI will assist in the preparation and review of all collateral materials including retail broker factsheet, the Company’s website, press releases and investor presentations.

A. Broker Contact

KBI will facilitate meetings for the Company with brokers remotely and in person across the United States. These meetings may constitute one-on-one meetings with high producing brokers as well as group presentations. KBI will follow up with all contacts introduced and provide feedback and contacts to the Company’s management.

B. Portfolio Manager Contact

We will make introductions to Portfolio managers and family offices that invest in market caps under $100 million we focus on small funds and families that buy in the open market. We will arrange meetings with money managers to support the Company’s post-IPO buy-side market.

C. Investment Banking and Funding

If the Company is seeking funding or additional banking relationships, we will also include meetings and introductions with various funding and M&A sources, including funds, and investment banks.

D. Press Releases

KBI will draft news releases alongside the Company.